Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES REPORTS FIRST QUARTER 2025 RESULTS

MOUNT AIRY, N.C., January 16, 2025 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the largest manufacturer of steel wire reinforcing products for concrete construction applications in the United States, today reported financial results for its first quarter of fiscal 2025, ended December 28, 2024.

First Quarter 2025 Highlights

●	Executed and integrated two acquisitions, strengthening our competitive position
●	Payment of special cash dividend totaling $19.4 million, or $1.00 per share
●	Net sales of $129.7 million
●	Gross profit of $9.5 million, or 7.3% of net sales
●	Net income of $1.1 million, or $0.06 per share
●	Operating cash flow of $19.0 million
●	Net cash balance of $36.0 million and no debt outstanding as of December 28, 2024
●	Improved demand environment and business outlook

First Quarter 2025 Results

Net earnings for the first quarter of fiscal 2025 remained unchanged from the prior year at $1.1 million or $0.06 per share. Results for the current quarter include $1.0 million in restructuring charges and acquisition-related costs, which collectively reduced net earnings per share by $0.04. Insteel’s first quarter results benefited from higher spreads between selling prices and raw material costs, as well as an improvement in demand for the Company’s concrete reinforcement products which were partially offset by an increase in selling, general and administrative expense.

Net sales increased 6.6% to $129.7 million from $121.7 million in the prior year quarter, driven by an 11.4% increase in shipments partially offset by a 4.3% decline in average selling prices. Shipments for the current quarter benefited from favorable demand trends in our infrastructure and commercial construction markets, as well as the incremental volume generated from our two recent acquisitions. On a sequential basis, shipments decreased 4.5% from the fourth quarter of fiscal 2024, reflecting the usual seasonal slowdown, while average selling prices increased 1.1%. Gross margin expanded by 210 basis points to 7.3%, from 5.2% in the prior year quarter, primarily due to a combination of wider spreads between selling prices and raw material costs and higher shipment volume. Contributions from the acquisitions made during the quarter were nil due to purchase accounting conventions and weak seasonality.

(MORE)

1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Operating activities generated $19.0 million of cash during the quarter compared to $21.8 million in the prior year quarter, as both periods benefited from the relative changes in working capital. Working capital provided $12.3 million in the current quarter, driven by the reduction in inventories and receivables, while providing $16.3 million in the prior year quarter.

Capital Allocation and Liquidity

Capital expenditures for the first quarter of fiscal 2025 decreased to $2.7 million from $12.3 million in the prior year quarter. Capital outlays for fiscal 2025 are expected to total up to approximately $22.0 million, primarily focused on cost and productivity improvement initiatives as well as recurring maintenance requirements.

On December 13, 2024, Insteel paid a special cash dividend totaling $19.4 million, or $1.00 per share,

in addition to its regular quarterly cash dividend of $0.03 per share and ended the quarter with $36.0 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Acquisitions of Engineered Wire Products, Inc and O’Brien Wire Products of Texas, Inc.

As previously announced, on October 21, 2024, Insteel, through its wholly-owned subsidiary, Insteel Wire

Products Company (“IWP”), acquired Engineered Wire Products, Inc. (“EWP”) for an adjusted purchase price of $67.0 million in an asset transaction. Under the terms of the purchase agreement, Insteel acquired, among other assets, EWP’s inventories and production equipment and EWP’s Upper Sandusky, Ohio and Warren, Ohio production facilities. EWP was a leading manufacturer of welded wire reinforcement products for use in nonresidential and residential construction. The transaction was funded from cash on hand. Subsequent to closing the transaction, the Warren, Ohio facility was closed and its orders were distributed to logical Insteel legacy facilities.

On November 26, 2024, Insteel, through its wholly-owned subsidiary, IWP, acquired O’Brien Wire Products of Texas, Inc. (“OWP”) for an adjusted purchase price of $5.1 million in an asset transaction. Under the terms of the purchase agreement, Insteel acquired certain inventories and all of OWP’s production equipment. OWP was a manufacturer of welded wire reinforcement products for use in nonresidential and residential construction located in Houston, Texas. The transaction was funded from cash on hand.

During the quarter, Insteel incurred $0.7 million of restructuring charges related to the consolidation of the Company’s welded wire manufacturing operations and $0.3 million of acquisition costs for legal, accounting and other professional fees associated with the recent acquisitions.

Outlook

“We are encouraged by recovering order activity we experienced during the first quarter, which is typically seasonally weak,” said H.O. Woltz III, Insteel’s President and CEO. “The improved start to the year, together with increasing contributions from our recent acquisitions, positions us well as we move into the balance of fiscal 2025. While we are optimistic that our markets will recover during 2025, we continue to face the headwinds of low-priced PC strand imports entering the U.S. market. We are addressing this issue with both the Biden Administration and the incoming Trump Administration.”

Mr. Woltz added, “Once again, our people did a remarkable job of integrating the acquisitions we completed during the first fiscal quarter. Within two weeks of closing, the legacy systems of the acquired companies were disabled and Insteel systems were up and running. While systems training will be ongoing, integration risk is substantially behind us, and we are well underway in capturing the significant cost reduction synergies that are available. Looking ahead to the remainder of fiscal 2025, we are focused on optimizing operations, taking advantage of emerging opportunities in our markets, and delivering long-term value to our shareholders.”

(MORE)

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates eleven manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 28, 2024 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our business, future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled carbon steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; the impact of cybersecurity breaches and data leaks: and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 28, 2024, and in other filings made by us with the SEC.

(MORE)

INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended
	December 28,	December 30,
	2024	2023

Net sales	$129,720	$121,725
Cost of sales	120,191	115,455
Gross profit	9,529	6,270
Selling, general and administrative expense	7,887	6,367
Restructuring charges, net	696	-
Acquisition costs	271	-
Other income, net	(14)	(22)
Interest expense	13	29
Interest income	(786)	(1,659)
Earnings before income taxes	1,462	1,555
Income taxes	381	423
Net earnings	$1,081	$1,132

Net earnings per share:
Basic	$0.06	$0.06
Diluted	0.06	0.06

Weighted average shares outstanding:
Basic	19,497	19,497
Diluted	19,550	19,573

Cash dividends declared per share	$1.03	$2.53

See accompanying notes to consolidated financial statements.

(MORE)

INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	December 28,	December 30,	September 28,
	2024	2023	2024
Assets
Current assets:
Cash and cash equivalents	$35,951	$85,615	$111,538
Accounts receivable, net	49,442	43,354	58,308
Inventories	98,670	94,142	88,840
Other current assets	8,422	8,706	8,608
Total current assets	192,485	231,817	267,294
Property, plant and equipment, net	136,379	129,300	125,540
Intangibles, net	17,998	5,903	5,341
Goodwill	35,641	9,745	9,745
Other assets	22,196	13,803	14,632
Total assets	$404,699	$390,568	$422,552

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$36,724	$23,852	$37,487
Accrued expenses	10,360	9,585	9,547
Total current liabilities	47,084	33,437	47,034
Other liabilities	25,965	23,536	24,663
Commitments and contingencies
Shareholders' equity:
Common stock	19,431	19,448	19,452
Additional paid-in capital	86,919	84,425	86,671
Retained earnings	225,908	230,005	245,340
Accumulated other comprehensive loss	(608)	(283)	(608)
Total shareholders' equity	331,650	333,595	350,855
Total liabilities and shareholders' equity	$404,699	$390,568	$422,552

(MORE)

INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	December 28,	December 30,
	2024	2023
Cash Flows From Operating Activities:
Net earnings	$1,081	$1,132
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,429	3,709
Amortization of capitalized financing costs	13	13
Stock-based compensation expense	345	398
Deferred income taxes	777	3,348
Asset impairment charges	273	-
Loss on sale and disposition of property, plant and equipment	3	-
Increase in cash surrender value of life insurance policies over premiums paid	-	(675)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	8,866	20,070
Inventories	2,640	9,164
Accounts payable and accrued expenses	754	(12,921)
Other changes	(198)	(2,404)
Total adjustments	17,902	20,702
Net cash provided by operating activities	18,983	21,834

Cash Flows From Investing Activities:
Acquisition of businesses	(71,456)	-
Capital expenditures	(2,667)	(12,268)
Decrease (increase) in cash surrender value of life insurance policies	184	(122)
Proceeds from sale of property, plant and equipment	-	3
Proceeds from surrender of life insurance policies	-	5
Net cash used for investing activities	(73,939)	(12,382)

Cash Flows From Financing Activities:
Proceeds from long-term debt	69	67
Principal payments on long-term debt	(69)	(67)
Cash dividends paid	(20,014)	(49,191)
Payment of employee tax withholdings related to net share transactions	-	(20)
Cash received from exercise of stock options	-	243
Repurchases of common stock	(617)	(539)
Net cash used for financing activities	(20,631)	(49,507)

Net decrease in cash and cash equivalents	(75,587)	(40,055)
Cash and cash equivalents at beginning of period	111,538	125,670
Cash and cash equivalents at end of period	$35,951	$85,615

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$40	$8
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,352	1,846
Restricted stock units and stock options surrendered for withholding taxes payable	-	20
Accrued liability related to holdback for business acquired	657	-